EXHIBIT 8.2

August 20, 2015

Eagle Rock Energy Partners, L.P.

1415 Louisiana Street

Suite 2700

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Eagle Rock”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 21, 2015, by and among Vanguard Natural Resources, LLC, a Delaware limited liability company (“Vanguard”), Talon Merger Sub, LLC, a Delaware limited liability company, Eagle Rock, and Eagle Rock Energy GP, L.P., a Delaware limited partnership.

This opinion is based on the facts and assumptions disclosed in the Registration Statement and the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in the Merger Agreement and the Registration Statement, and is conditioned upon representations made by Eagle Rock confirming the accuracy of such facts and assumptions through a certificate of an officer of Eagle Rock (the “Officer’s Certificate”).

In our capacity as counsel to Eagle Rock, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions contained in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” insofar as they relate to the tax consequences of the merger to Eagle Rock and its unitholders constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein.

Further, based on the foregoing, we hereby confirm the opinions set forth in the Merger Agreement that for U.S. federal income tax purposes:

(i) except to the extent any cash received in lieu of fractional Parent Common Units pursuant to Section 3.3(d) is treated as proceeds from a Disguised Sale or is otherwise taxable, the Partnership will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code);

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(ii) except to the extent any cash received in lieu of fractional Parent Common Units pursuant to Section 3.3(d) is treated as proceeds from a Disguised Sale or is otherwise taxable, holders of Partnership Common Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); provided that such opinion shall not extend to any holder who acquired Common Units from the Partnership in exchange for property other than cash; and

(iii) at least 90% of the gross income of the Partnership for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Capitalized terms used in the foregoing opinion have the meaning assigned to them in the Merger Agreement and cross-references used refer to sections of the Merger Agreement.

The opinions above with respect to the Registration Statement and the Merger Agreement are based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, Merger Agreement and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger.” No opinion is expressed as to any matter not discussed with respect to the Merger Agreement that is not set forth above. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. In addition, this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons exchanging Eagle Rock common units pursuant to the Registration Statement. However, this opinion may not be relied upon for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.